Exhibit 99.3

UNAUDITED PROFORMA FINANCIAL INFORMATION

On August 9, 2007, SRA International, Inc. (“SRA”) completed its acquisition of all the outstanding equity securities of Constella Group, LLC (“Constella”). The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” as if the acquisition had occurred on July 1, 2006 for income statement purposes and June 30, 2007 for balance sheet purposes.

The pro forma amounts have been developed from the audited consolidated financial statements of SRA contained in its Annual Report on Form 10-K for the year ended June 30, 2007, the audited consolidated financial statements of Constella for the year ended December 31, 2006 and the unaudited consolidated financial statements of Constella for the six-month period ended June 30, 2007. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma condensed combined consolidated financial statements.

Under the purchase method of accounting, the assets and liabilities of Constella were recorded at their respective fair values as of the date of acquisition. Management’s estimates of the fair value of assets acquired and liabilities assumed are based, in part, on third-party valuations. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change.

The unaudited pro forma condensed combined consolidated financial statements are provided for illustrative purposes only and are not intended to represent what the actual consolidated results of operations or the consolidated financial position of SRA would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of SRA and Constella.

Unaudited Pro Forma Combined Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	For the year ended June 30, 2007
	Historical		Pro forma
	SRA	Constella	Adjustments		Consolidated
Revenue	$1,268,872	$196,509	$—		$1,465,381
Operating costs and expenses:
Cost of services	954,656	154,189	—		1,108,845
Selling, general and administrative	200,204	28,405	1,167	(i)	229,776
Depreciation and amortization	21,187	5,043	(1,180)	(j)	25,050

Total operating costs and expenses	1,176,047	187,637	(13)		1,363,671

Operating income	92,825	8,872	13		101,710
Interest income	6,276	—	(6,276)	(k)	—
Interest expense	—	(3,788)	725	(l)	(3,063)
Gain on sale of Mantas, Inc.	3,674	—	—		3,674

Income before taxes	102,775	5,084	(5,538)		102,321
Provision for income taxes	39,345	630	(808)	(m)	39,167

Net income	$63,430	$4,454	$(4,730)		$63,154

Earnings per share:
Basic	$1.12				$1.12

Diluted	$1.09				$1.08

Weighted-average shares:
Basic	56,476,927				56,476,927

Diluted	58,381,788				58,381,788

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

	For the year ended June 30, 2007
	Historical		Pro forma
	SRA	Constella	Adjustments		Consolidated
Current assets:
Cash and cash equivalents	$212,034	$3,608	$(187,717)	(a)	$27,925
Restricted cash	—	2,786	—		2,786
Short-term investments	85	—	—		85
Accounts receivable, net	262,409	44,977	—		307,386
Prepaid expenses and other	26,285	3,246	—		29,531
Deferred income taxes, current	5,860	—	1,553	(b)	7,413

Total current assets	506,673	54,617	(186,164)		375,126

Property and equipment, net	36,685	4,491	—		41,176

Other assets:
Goodwill	256,530	21,046	120,615	(c)	398,191
Identified intangibles, net	30,849	4,906	10,974	(d)	46,729
Deferred income taxes, noncurrent	8,163	—	—		8,163
Deferred compensation trust	8,784	—	—		8,784
Other	—	782	—		782

Total other assets	304,326	26,734	131,589		462,649

Total assets	$847,684	$85,842	$(54,575)		$878,951

Current liabilities:
Accounts payable and accrued expenses	$110,897	$12,158	1,553	(b)	$124,608
Accrued payroll and employee benefits	81,711	6,506	—		88,217
Note payable	—	34,010	(34,010)	(e)	—
Capital lease obligations	—	164	—		164
Billings in excess of revenue recognized	16,980	2,179	—		19,159
Customer deposits	—	2,646	—		2,646

Total current liabilities	209,588	57,663	(32,457)		234,794

Long-term liabilities:
Notes payable	—	13,421	(13,421)	(e)	$—
Deferred income taxes, noncurrent	—	2,400	(2,400)	(f)	—
Other long-term liabilities	12,641	1,035	—		13,676
Capital lease obligations, net of current portion	—	372	—		372
Acquisition debt, net of issuance costs			99,745	(g)	99,745

Total long-term liabilities	12,641	17,228	83,924		113,793

Total liabilities	222,229	74,891	51,467		348,587

Stockholders’ equity	625,455	10,951	(106,042)	(h)	530,364

Total liabilities and stockholders’ equity	$847,684	$85,842	$(54,575)		$878,951

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On August 9, 2007, SRA completed its acquisition of all the outstanding equity securities of Constella. The accompanying unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

A total estimated purchase price of approximately $187.4 million, which includes estimated direct transaction costs of approximately $1.0 million, was used for purposes of preparing the unaudited pro forma condensed combined consolidated financial statements. Of the total cash consideration given, approximately $51.6 million was used to repay all outstanding debt obligations of Constella on the closing date and approximately $16.0 million was placed into escrow as security for the payment, if any, of post-closing net asset adjustments and to secure indemnification obligations. Financing for the acquisition consisted of available cash and borrowings under a credit facility obtained prior to closing.

Under the purchase method of accounting, the assets and liabilities of Constella were recorded at their respective fair values as of the date of acquisition. Management’s estimates of the fair value of assets acquired and liabilities assumed are based, in part, on third-party valuations. The preliminary allocation of the purchase price is as follows (in thousands):

Cash and cash equivalents	$1,582
Restricted cash	667
Accounts receivable, net	49,176
Prepaid expenses and other	2,899
Property and equipment, net	4,637
Other assets	351
Accounts payable and accrued expenses	(11,803)
Accrued payroll and employee benefits	(4,495)
Capital lease obligations	(166)
Billings in excess of revenue recognized	(1,549)
Customer deposits	(667)
Other long-term liabilities	(1,468)

Net tangible assets to be acquired	$39,164
Definite-lived intangible assets acquired	15,880
Goodwill	132,350

Total estimated purchase price	$187,394

Of the total estimated purchase price, a preliminary estimate of $39.2 million has been allocated to net tangible assets to be acquired, $15.9 million has been allocated to definite-lived intangible assets acquired, and $132.4 million has been allocated to goodwill. Definite-lived intangible assets of $15.9 million consist of the value assigned to Constella’s customer relationships and technology. The amortization related to the amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined consolidated statement of operations.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Constella’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, and to reflect the amortization expense related to the estimated amortizable intangible assets.

The unaudited pro forma condensed consolidated financial statements do not include significant adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (“EITF 95-3”),”Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance or relocation costs, or other costs associated with exiting activities of Constella that may affect amounts in the unaudited pro forma condensed combined consolidated financial statements.

SRA has not identified any material preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma combined condensed consolidated financial statements are as follows:

a) To reflect cash paid in connection with the acquisition.

b) To reflect net deferred tax assets as of the acquisition related primarily to the accrued leave and accrued incentive balances.

c) To eliminate Constella goodwill of $21.0 million and reflect the fair value of acquired goodwill based on net assets acquired as if the acquisition occurred on June 30, 2007. The difference between the amount recorded on a pro forma basis and the actual balance as of acquisition is the result of changes in the net assets of Constella between June 30, 2007 and August 9, 2007.

d) To eliminate Constella identified intangibles and reflect the estimate of the fair value of acquired customer relationships estimated to be $15.7 million and technology estimated to be $0.2 million. We have estimated the pro forma amortization expense related to the intangibles to be $2.6 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS— (Continued)

e) To eliminate debt repaid in connection with the acquisition.

f) To eliminate the liability for gains tax related to the sale of Constella Futures Holding, LLC which was extinguished upon acquisition.

g) To record acquisition-related borrowings of $100 million, net of debt issuance costs.

h) To record the impact of pro forma adjustments on stockholders’ equity.

i) To record the expense associated with retention agreements for Constella personnel.

j) To eliminate the amortization expense related to Constella pre-acquisition intangibles of $3.7 million and record the amortization expense related to the Constella acquisition referenced in note (d).

k) To eliminate interest income due to cash utilized in the acquisition.

l) To eliminate interest expense associated with Constella pre-acquisition debt, record interest related to an average acquisition debt balance of $50 million at an estimated interest rate of 6%, and record amortization of debt issuance costs.

m) To record income tax provision for Constella historical and pro forma adjustments at an effective tax rate of 39.2%.

Note 3. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of SRA common stock outstanding during the period. The diluted weighted average number of shares does not include outstanding stock options if their inclusion would be anti-dilutive.